EQUITABLE HOLDINGS REPORTS FULL YEAR AND FOURTH QUARTER 2024 RESULTS
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•Robust growth momentum with record full year net inflows of $7.1 billion in Retirement1, $4.0 billion in Wealth Management and active net inflows of $4.3 billion in Asset Management

•Full year Net income of $1.3 billion, or $3.78 per share; fourth quarter Net income of $899 million, or $2.76 per share

•Non-GAAP operating earnings2 of $2.0 billion, or $5.93 per share for the full year and $522 million, or $1.57 per share, for the fourth quarter 2024. Adjusting for notable items3, Non-GAAP operating earnings of $2.1 billion, or $6.18 per share, for the full year and $549 million, or $1.65 per share, for the fourth quarter 2024

•Cash generation of $1.5 billion in 2024, expected to increase to $1.6-1.7 billion in 20254

•Returned $1.3 billion to shareholders this year, including $335 million in the fourth quarter, for a payout ratio of 66%, in-line with 60-70% target

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New York, NY, February 5, 2025 — Equitable Holdings, Inc. (“Equitable Holdings”, “Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the full year and fourth quarter ended December 31, 2024.
“2024 highlighted the building growth momentum for Equitable Holdings and we remain on track to deliver on each of our 2027 financial targets. Full year Non-GAAP operating earnings per share of $5.93 increased 29% from 2023 and was up 20% excluding notable items, above our 12-15% target. Equitable’s integrated business model positions us well to benefit from the tremendous growth in the US retirement market and the need for advice-driven solutions. Our Retirement businesses reported record net inflows of $7.1 billion for the full year, including $1.6 billion in the fourth quarter. In Wealth Management, we had $4.0 billion of advisory net inflows for the year and advisor productivity increased 10% year-over-year. Despite challenging industry dynamics, our asset management business, AllianceBernstein, delivered $4.3 billion of active net inflows in 2024. Strong sales and net inflows helped drive steady growth in both spread- and fee-based earnings, contributing to a 15% increase in annual cash generation to $1.5 billion. This enabled us to return $1.3 billion of capital to shareholders in the year, delivering on our 60-70% payout ratio guidance,” said Mark Pearson, President and Chief Executive Officer.

Mr. Pearson concluded, “Looking forward, we expect our strong momentum to continue in 2025. We forecast Non-GAAP operating EPS growth to be consistent with our 12-15% target and project cash generation to increase to $1.6-1.7 billion, supported by organic growth across our Retirement, Asset Management, and Wealth Management businesses and continued execution against our strategic initiatives.”
1 Retirement includes Individual Retirement and Group Retirement segments.
2 This press release includes certain Non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.
3 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
4 Cash generation is the cash flow from asset and wealth management subsidiaries, along with capital generated in excess of the target combined NAIC RBC ratio at the insurance subsidiaries; Financial guidance assumes normal market conditions including 6% equity return, 2% dividend yield and interest rates following the forward curve is net dividends and distributions to Equitable Holdings from its subsidiaries.

Consolidated Results
	Fourth Quarter		Full Year
(in millions, except per share amounts or unless otherwise noted)	2024	2023	2024	2023
Total Assets Under Management/Administration (“AUM/A”, in billions)	$1,019	$930	$1,019	$930
Net income (loss) attributable to Holdings	899	(698)	1,307	1,302
Net income (loss) attributable to Holdings per common share	2.76	(2.15)	3.78	3.48
Non-GAAP operating earnings	522	476	2,007	1,694
Non-GAAP operating earnings per common share (“EPS”)	1.57	1.33	5.93	4.59

As of December 31, 2024, total AUM/A was $1.0 trillion, a year-over-year increase of 10%, driven by positive net inflows and higher markets over the prior twelve months.
On a full year basis, Net income attributable to Holdings was $1.3 billion in 2024, flat compared to 2023.

Full year Non-GAAP operating earnings were $2.0 billion in 2024 versus $1.7 billion in 2023. Adjusting for notable items of $79 million, 2024 Non-GAAP operating earnings were $2.1 billion or $6.18 per share.

Net income (loss) attributable to Holdings for the fourth quarter of 2024 was $899 million compared to $(698) million in the fourth quarter of 2023.

Non-GAAP operating earnings in the fourth quarter of 2024 was $522 million compared to $476 million in the fourth quarter of 2023. Adjusting for notable items5 of $27 million, fourth quarter 2024 Non-GAAP operating earnings was $549 million or $1.65 per share.
As of December 31, 2024, book value per common share including accumulated other comprehensive income (“AOCI”) was $0.25. Book value per common share excluding AOCI was $28.36.
5 Please refer to Exhibit 1 for detailed reconciliation and definitions related to notable items.

Business Highlights

•Full year 2024 business segment highlights:
◦Individual Retirement (“IR”) reported full year net inflows of $7.2 billion, and first year premiums were up 30% over the prior year, with growth across all products.
◦Group Retirement (“GR”) reported full year net outflows of $104 million. Tax-exempt net inflows of $77 million and institutional premiums of $692 million were more than offset by outflows in the corporate channel and other run-off products.

◦Asset Management (AllianceBernstein or “AB”)6 reported full year net outflows of $2.2 billion with lower-fee passive net outflows partially offset by active net inflows of $4.3 billion.

◦Protection Solutions (“PS”) reported $3.2 billion of full year gross written premiums with accumulation-oriented VUL first year premiums up 9% and Employee Benefits first year premiums up 15% over the prior year.

◦Wealth Management (“WM”) reported full year advisory net inflows of $4.0 billion, with total assets under administration reaching $100.6 billion.

◦Legacy (“L”) had $2.8 billion of full year net outflows and continues to run-off at $2-$3 billion annually.

•Capital management program:
◦The Company returned $1.3 billion to shareholders in 2024, including $335 million in the fourth quarter. This was consistent with our payout ratio target of 60-70% of Non-GAAP operating earnings.

◦The Company continues to benefit from a diverse business mix, with $1.5 billion of cash flows to the Holding company for the year, in line with the 2024 guidance.

◦The Company reported cash and liquid assets of $1.8 billion at Holdings7 as of quarter end, which remains above the $500 million minimum target. The combined NAIC RBC ratio was approximately 425% at year end, above the Company’s target of 375-400%.

•Delivering shareholder value:

◦The Company has deployed $12 billion of its $20 billion capital commitment to AB. This supports growth in AB’s Private Markets business, which currently has $70 billion in assets under management.

◦Through year end 2024, the Company has achieved $100 million of its targeted $150 million of run-rate expense savings by 2027. It has also achieved $80 million of the targeted $110 million of incremental investment income from the general account by 2027.
6 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P., collectively.
7 Excludes c.$190 million of cash at Holdings which is available to AllianceBernstein through its credit facility with Equitable Holdings.

Business Segment Results

Individual Retirement

(in millions, unless otherwise noted)	Q4 2024	Q4 2023
Account value (in billions)	$110.5	$92.0
Segment net flows (in billions)	1.7	1.5
Operating earnings (loss)	240	213
•Account value increased by 20%, driven by positive market performance and net inflows over the prior twelve months.
•Net inflows of $1.7 billion in the quarter were higher versus the prior year quarter, and first year premiums of $4.9 billion increased by 27%.
•Operating earnings of $240 million, were up over the prior year quarter primarily due to higher net interest margin and fee-based revenue, partially offset by higher commissions.
•Operating earnings adjusted for notable items8 increased from $222 million in the prior year quarter to $244 million. Notable items of $4 million in the current period reflects lower net investment income from alternatives.

Group Retirement

(in millions, unless otherwise noted)	Q4 2024	Q4 2023
Account value (in billions)	$40.7	$36.5
Segment net flows	(134)	(135)
Operating earnings (loss)	132	98

•Account value increased by 11%, primarily due to market performance over the prior twelve months.
•Net outflows were $134 million in the fourth quarter, with $55 million of tax-exempt net inflows, offset by net outflows in corporate and other run-off products. Institutional inflows totaled $108 million in the quarter.
•Operating earnings increased from $98 million in the prior year quarter to $132 million, primarily due to higher net interest margin and higher fee-based revenue.
•Operating earnings adjusted for notable items9 increased from $109 million in the prior year quarter to $137 million. Notable items were $5 million in the quarter reflecting lower net investment income from alternatives.

8 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
9 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Asset Management

(in millions, unless otherwise noted)	Q4 2024	Q4 2023
Total AUM (in billions)	$792.2	$725.2
Segment net flows (in billions)	(4.8)	(1.8)
Operating earnings (loss)	161	114
•AUM increased by 9% due to market performance over the prior twelve months.
•Net outflows of $4.8 billion in the quarter as net outflows of $6.2 billion in the Institutional channel were partially offset by net inflows of $1.1 billion in Retail and $0.3 billion in Private Wealth.

•Operating earnings increased from $114 million in the prior year quarter to $161 million, primarily due to higher base fees on higher average AUM and higher performance fees, partially offset by increased expenses.

Protection Solutions

(in millions)	Q4 2024	Q4 2023
Gross written premiums	$829	$821
Annualized premiums	102	102
Operating earnings (loss)	32	28
•Gross written premiums increased by 1% year-over-year, driven by growth in Employee Benefits.
•Operating earnings increased from $28 million in the prior year quarter to $32 million, with higher net investment income partially offset by higher net mortality.

•Operating earnings adjusted for notable items10 decreased from $68 million in the prior year quarter to $43 million. Notable items of $11 million this period reflect lower net investment income from alternatives.

10 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Wealth Management

(in millions, unless otherwise noted)	Q4 2024	Q4 2023
Total AUA (in billions)	$100.6	$87.0
Advisory Net Flows (in billions)	0.8	0.5
Operating earnings (loss)	47	45
•AUA increased by 16% due to market performance and net inflows over the last twelve months.
•Advisory net inflows of $776 million in the quarter, supported by a 10% year-over-year increase in advisor productivity.
•Operating earnings increased from $45 million in the prior year quarter to $47 million, primarily due to higher advisory and distribution fees, which were partially offset by higher commissions and distribution-related payments.

Legacy

(in millions)	Q4 2024	Q4 2023
Account value (in billions)	$21.4	$21.8
Net Flows	(787)	(648)
Operating earnings (loss)	38	31

•Account value decreased by 2% versus the prior year period as positive market performance was offset by outflows as the block runs off.
•Net outflows of $787 million were in line with expectations as this business continues to run-off at $2 billion to $3 billion annually.
•Operating earnings increased from $31 million in the prior year quarter to $38 million, primarily due to higher fee-based revenue.
•Operating earnings adjusted for notable items11 increased from $28 million in the prior year quarter to $39 million. Notable items of $1 million in the current period reflects lower net investment income.

Corporate and Other (“C&O”)

The operating loss of $128 million in the fourth quarter increased from an operating loss of $53 million in the prior year quarter. After adjusting for notable items12, the operating loss increased from $93 million in the prior year quarter to $122 million.
11 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.
12 Please refer to Exhibit 1 for a detailed reconciliation and definitions related to notable items.

Exhibit 1: Notable Items

Notable items represent the impact on results from our annual actuarial assumption review, approximate impacts attributable to significant variances from the Company’s expectations, and other items that the Company believes may not be indicative of future performance. The Company chooses to highlight the impact of these items and give Non-GAAP measures less notable items to provide a better understanding of our results of operations in a given period. Certain figures may not sum due to rounding.
Impact of notable items by segment and Corporate & Other:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Non-GAAP Operating Earnings	$522	$476	$2,007	$1,694
Post-tax Adjustments related to notable items:
Individual Retirement	4	9	16	22
Group Retirement	5	11	17	24
Asset Management	—	(14)	(9)	(23)
Protection Solutions	11	40	43	211
Wealth Management	—	—	—	—
Legacy	1	(3)	2	(2)
Corporate & Other	6	(40)	13	(31)
Notable items subtotal	27	3	82	201
Impact of Actuarial Assumption Update	—	—	(3)	(12)
Non-GAAP Operating Earnings, less Notable Items	$549	$479	$2,086	$1,883

Impact of notable items by item category:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Non-GAAP Operating Earnings	$522	$476	$2,007	$1,694
Pre-tax adjustments related to Notable Items:
Model Updates/True-Up Adjustments	—	14	6	(2)
Mortality	—	—	—	151
Expenses	—	—	(1)	—
Net Investment Income	31	9	88	117
Subtotal	31	23	93	266
Post-tax impact of Notable Items	27	3	82	201
Impact of Actuarial Assumption Update	—	—	(3)	(12)
Non-GAAP Operating Earnings, less Notable Items	$549	$479	$2,086	$1,883

Earnings Conference Call
Equitable Holdings will host a conference call at 10 a.m. ET on February 6, 2025 to discuss its full year and fourth quarter 2024 results. The conference call webcast, along with additional earnings materials, will be accessible on the company’s investor relations website at ir.equitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software.

To register for the conference call, please use the following link:
EQH Full Year and Fourth Quarter 2024 Earnings Call

After registering, you will receive an email confirmation including dial in details and a unique conference call code for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

A webcast replay will be made available on the Equitable Holdings Investor Relations website at ir.equitableholdings.com.
About Equitable Holdings
Equitable Holdings, Inc. (NYSE: EQH) is a leading financial services holding company comprised of complementary and well-established businesses, Equitable, AllianceBernstein and Equitable Advisors. Equitable Holdings has $1 trillion in assets under management and administration (as of 12/31/2024) and more than 5 million client relationships globally. Founded in 1859, Equitable provides retirement and protection strategies to individuals, families and small businesses. AllianceBernstein is a global investment management firm that offers diversified investment services to institutional investors, individuals and private wealth clients. Equitable Advisors, LLC (Equitable Financial Advisors in MI and TN) has 4,600 duly registered and licensed financial professionals that provide financial planning, wealth management, retirement planning, protection and risk management services to clients across the country.
Contacts:
Investor Relations
Erik Bass
(212) 314-2476
IR@equitable.com

Media Relations
Laura Yagerman
(212) 314-2010
mediarelations@equitable.com

Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,” “anticipates,” “forecasts,” “intends,” “seeks,” “aims,” “plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” “may,” “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Equitable Holdings, Inc. (“Holdings”) and its consolidated subsidiaries. These forward-looking statements include, but are not limited to, statements regarding projections, estimates, forecasts and other financial and performance metrics and projections of market expectations. “We,” “us” and “our” refer to Holdings and its consolidated subsidiaries, unless the context refers only to Holdings as a corporate entity. There can be no assurance that future developments affecting Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (i) conditions in the financial markets and economy, including the impact of geopolitical conflicts, changes in tariffs and trade barriers, and related economic conditions, equity market declines and volatility, interest rate fluctuations, impacts on our goodwill and changes in liquidity and access to and cost of capital; (ii) operational factors, including reliance on the payment of dividends to Holdings by its subsidiaries, protection of confidential customer information or proprietary business information, operational failures by us or our service providers, potential strategic transactions, changes in accounting standards, and catastrophic events, such as the outbreak of pandemic diseases; (iii) credit, counterparties and investments, including counterparty default on derivative contracts, failure of financial institutions, defaults by third parties and affiliates and economic downturns, defaults and other events adversely affecting our investments; (iv) our reinsurance and hedging programs; (v) our products, structure and product distribution, including variable annuity guaranteed benefits features within certain of our products, variations in statutory capital requirements, financial strength and claims-paying ratings, state insurance laws limiting the ability of our insurance subsidiaries to pay dividends and key product distribution relationships; (vi) estimates, assumptions and valuations, including risk management policies and procedures, potential inadequacy of reserves and experience differing from pricing expectations, amortization of deferred acquisition costs and financial models; (vii) our Asset Management segment, including fluctuations in assets under management and the industry-wide shift from actively-managed investment services to passive services; (viii) recruitment and retention of key employees and experienced and productive financial professionals; (ix) subjectivity of the determination of the amount of allowances and impairments taken on our investments; (x) legal and regulatory risks, including federal and state legislation affecting financial institutions, insurance regulation and tax reform; (xi) risks related to our common stock and (xii) general risks, including strong industry competition, information systems failing or being compromised and protecting our intellectual property.
Forward-looking statements, including any financial guidance, should be read in conjunction with the other cautionary statements, risks, uncertainties and other factors identified in Holdings’ filings with the Securities and Exchange Commission. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Forward-looking Non-GAAP Metrics
The Company has presented forward-looking statements regarding Non-GAAP operating earnings, Non-GAAP operating earnings per share and Adjusted Operating Margin at AB. These non-GAAP financial measures are derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from these non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of forward-looking adjusted operating earnings per share and payout ratio targeted to non-GAAP operating earnings to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measures without unreasonable effort or expense. In addition, we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s future financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others changes in connection with quarter-end and year-end adjustments. Any variations between the Company’s actual results and preliminary financial data set forth above may be material.

Use of Non-GAAP Financial Measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating ROE, and Non-GAAP operating common EPS, each of which is a measure that is not determined in accordance with U.S. GAAP. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance and they allow management to allocate resources. Similarly, management believes that the use of these Non-GAAP financial measures, together with relevant U.S. GAAP measures, provide investors with a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (where there is a mismatch in the valuation of assets and liabilities) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
We also discuss certain operating measures, including AUM, AUA, AV, Protection Solutions reserves and certain other operating measures, which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax Non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and the variable annuity product MRBs. This is a large source of volatility in net income.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:
•Items related to variable annuity product features, which include: (i) changes in the fair value of MRB and purchased MRB, including the related attributed fees and claims, offset by derivatives and other securities used to hedge the MRB which result in residual net income volatility as the change in fair value of certain securities is reflected in OCI and due to our statutory capital hedge program; and (ii) market adjustments to deposit asset or liability accounts arising from reinsurance agreements which do not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk;
•Investment (gains) losses, which includes credit loss impairments of securities/investments, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;
•Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;
•Other adjustments, which primarily include restructuring costs related to severance and separation, lease write-offs related to non-recurring restructuring activities, COVID-19 related impacts, net derivative gains (losses) on certain Non-GMxB derivatives, net investment income from certain items including consolidated VIE investments, seed capital mark-to-market adjustments, unrealized gain/losses and realized capital gains/losses from sales or disposals of select securities, certain legal accruals; a bespoke deal to repurchase UL policies from one entity that had invested in numerous policies purchased in the life settlement market, which disposed of the risk of additional COI litigation by that entity related to those UL policies, impact of the annual actuarial assumption updates attributable to LFPB when the majority of the impact relates to the non-core business; and
•Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period and changes to the deferred tax valuation allowance.
In the fourth quarter of 2023, the Company updated its operating earnings measure to exclude the impact of realized amounts related to equity classified instruments. The recognition of the realized capital gains and losses from investments in current net investment income is generally considered distortive and not reflective of the ongoing core business activities of the segments. The presentation of operating earnings in prior periods was not revised to reflect this modification. The impact to operating earnings was immaterial for the year ended December 31, 2023.

In the first quarter of 2024, the Company began allocating to its business segments collateral expense resulting from a designated rate to be paid on the collateral held back to counterparties. The new segment allocation methodology for collateral expense is based on the income earned on cash equivalents held in the surplus segments and income earned in portfolios backing collateral expenses, such that the collateral expense would be allocated to the segments up to that amount. Any remaining amount is included within Corporate and Other. This expense was previously recorded in Corporate and Other with no allocation to our business segments in prior reporting periods.
The presentation of operating earnings in prior periods was not revised to reflect this modification, however, the Company estimated that allocating collateral expense to the segments for the twelve months ended December 31, 2023, respectively, would have resulted in a decrease to operating earnings of $4.0 million for Individual Retirement, $7.7 million for Group Retirement, $21.9 million for Protection Solutions, $4.2 million for Legacy, and an increase of $37.8 million for Corporate and Other. The impact to operating earnings for each segment during the quarters of 2023 was not material. Total Company operating earnings were not impacted.
During the third quarter 2024, the Company moved revenues and expenses related to payout annuitizations from the Legacy segment to the Individual Retirement segment. Now all payout annuities will be reported within the Individual Retirement segment as the block is managed on an aggregate basis. Prior periods have been recast to reflect this change.
Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use the prevailing corporate federal income tax rate of 21% while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.

The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three months and years ended December 31, 2024 and 2023:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2024	2023	2024	2023
Net income (loss) attributable to Holdings	$899	$(698)	$1,307	$1,302
Adjustments related to:
Variable annuity product features (1)	(530)	1,191	606	607
Investment (gains) losses	32	159	133	713
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	16	13	60	39
Other adjustments (2) (3) (4) (6)	34	153	93	351
Income tax expense (benefit) related to above adjustments	94	(319)	(187)	(359)
Non-recurring tax items (5)	(23)	(23)	(5)	(959)
Non-GAAP Operating Earnings	$522	$476	$2,007	$1,694

______________
(1)Includes the impact of favorable assumption updates of $16 million and $40 million for the year ended December 31, 2024 and 2023, respectively.
(2)Includes certain gross legal expenses related to the COI litigation of $106 million and $144 million for the year ended December 31, 2024 and 2023, respectively. Includes the impact of annual actuarial assumptions updates related to LFPB of $61 million for the year ended December 31, 2023.
(3)For the year ended December 31, 2024, includes $82 million of the gain on sale on AB's Bernstein Research Service attributable to Holdings.
(4)For the year ended December 31, 2024, includes $78 million contingent payment gain recognized in connection with a fair value remeasurement of the contingent payment liability associated with AB's acquisition of CarVal in 2022.
(5)For the year ended December 31, 2024 and 2023, respectively, non-recurring tax items reflect primarily the effect of uncertain tax positions for a given audit period. Include a decrease of the deferred tax valuation allowance of $30 million and $1.0 billion for the three months and year ended December 31, 2023, respectively.
(6)Includes Non-GMxB related derivative hedge losses (gains) of $(29) million and $6 million for the three months and year ended December 31, 2024, respectively, and $33 million and $34 million for the three months and year ended December 31, 2023, respectively.

Non-GAAP Operating EPS
Non-GAAP Operating Earnings per common share is calculated by dividing Non-GAAP Operating Earnings less preferred stock dividends by diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three months and years ended December 31, 2024 and 2023.

	Three Months Ended December 31,		Year Ended December 31,
(per share amounts)	2024	2023	2024	2023
Net income (loss) attributable to Holdings	$2.84	$(2.07)	$4.02	$3.70
Less: Preferred stock dividend	0.08	0.08	0.24	0.22
Net Income (loss) available to common shareholders	2.76	(2.15)	3.78	3.48
Adjustments related to:
Variable annuity product features (1)	(1.67)	3.53	1.87	1.73
Investment (gains) losses	0.10	0.47	0.41	2.03
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.05	0.04	0.18	0.11
Other adjustments (2) (3) (4) (6)	0.10	0.46	0.29	0.99
Income tax expense (benefit) related to above adjustments	0.30	(0.95)	(0.58)	(1.02)
Non-recurring tax items (5)	(0.07)	(0.07)	(0.02)	(2.73)
Non-GAAP Operating Earnings	$1.57	$1.33	$5.93	$4.59

_______________
(1)Includes the impact of favorable assumption updates of $0.05 and $0.11 for the year ended December 31, 2024 and 2023, respectively.
(2)Includes certain gross legal expenses related to the COI litigation of $0.33 and $0.41 for the year ended December 31, 2024 and 2023, respectively. Includes the impact of annual actuarial assumptions updates related to LFPB of 0.17 for the year ended December 31, 2023.
(3)For the year ended December 31, 2024, includes $0.25 of the gain on sale on AB's Bernstein Research Service attributable to Holdings.
(4)For the year ended December 31, 2024 includes $0.24 contingent payment gain recognized in connection with a fair value remeasurement of the contingent payment liability associated with AB's acquisition of CarVal in 2022.
(5)For the year ended December 31, 2024 and 2023, respectively, non-recurring tax items reflect primarily the effect of uncertain tax positions for a given audit period. Include a decrease of the deferred tax valuation allowance of $0.09 and $2.84 per common share for the three months and year ended December 31, 2023, respectively.
(6)Includes Non-GMxB related derivative hedge losses (gains) of $(0.09) and $0.02 for the three months and year ended December 31, 2024, respectively, and $0.10 and $0.07 for the three months and year ended December 31, 2023, respectively.

Book Value per common share, excluding AOCI
We use the term “book value” to refer to total equity attributable to Holdings’ common shareholders. Book Value per common share, excluding AOCI, is our total equity attributable to Holdings, excluding AOCI and preferred stock, divided by ending common shares outstanding.

	December 31, 2024	December 31, 2023
Book value per common share	$0.25	$3.26
Per share impact of AOCI	28.11	23.30
Book Value per common share, excluding AOCI	$28.36	$26.56

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.

Account Value (“AV”)
Account value generally equals the aggregate policy account value of our retirement products.

Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.

Assets Under Management (“AUA”)
AUA means advisory and brokerage investment assets included in the Company’s Wealth Management segment.

Segment net flows
Net change in segment customer account balances in a period including, but not limited to, gross premiums, surrenders, withdrawals and benefits. It excludes investment performance, interest credited to customer accounts and policy charges.

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in millions)
REVENUES
Policy charges and fee income	$638	$599	$2,495	$2,380
Premiums	292	281	1,162	1,104
Net derivative gains (losses)	(253)	(1,254)	(2,551)	(2,397)
Net investment income (loss)	1,202	1,223	4,896	4,320
Investment gains (losses), net:
Credit losses on available-for-sale debt securities and loans	(19)	(75)	(82)	(220)
Other investment gains (losses), net	(13)	(84)	(51)	(493)
Total investment gains (losses), net	(32)	(159)	(133)	(713)
Investment management and service fees	1,458	1,241	5,263	4,820
Other income	316	239	1,305	1,014
Total revenues	3,621	2,170	12,437	10,528
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	689	647	2,696	2,754
Remeasurement of liability for future policy benefits	(3)	29	6	75
Change in market risk benefits and purchased market risk benefits	(817)	(35)	(1,971)	(1,807)
Interest credited to policyholders’ account balances	620	563	2,499	2,083
Compensation and benefits	673	586	2,441	2,328
Commissions and distribution-related payments	511	412	1,896	1,590
Interest expense	52	57	226	228
Amortization of deferred policy acquisition costs	186	169	711	641
Other operating costs and expenses	513	559	1,822	1,898
Total benefits and other deductions	2,424	2,987	10,326	9,790
Income (loss) from continuing operations, before income taxes	1,197	(817)	2,111	738
Income tax (expense) benefit	(182)	228	(288)	905
Net income (loss)	1,015	(589)	1,823	1,643
Less: Net income (loss) attributable to the noncontrolling interest	116	109	516	341
Net income (loss) attributable to Holdings	899	(698)	1,307	1,302
Less: Preferred stock dividends	26	26	80	80
Net income (loss) available to Holdings’ common shareholders	$873	$(724)	$1,227	$1,222

Earnings Per Common Share

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in millions)
Earnings per common share
Basic	$2.80	$(2.15)	$3.82	$3.49
Diluted	$2.76	$(2.15)	$3.78	$3.48
Weighted average shares
Weighted average common stock outstanding for basic earnings per common share	312.2	337.2	321.2	350.1
Weighted average common stock outstanding for diluted earnings per common share (1)	316.5	337.2	324.8	351.6

(1)Due to net loss, for the three months ended December 31, 2023 approximately 2.0 million share awards were excluded from the diluted EPS calculation.

Results of Operations by Segment

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$240	$213	$953	$884
Group Retirement	132	98	522	399
Asset Management	161	114	479	411
Protection Solutions	32	28	186	51
Wealth Management	47	45	184	159
Legacy	38	31	131	151
Corporate and Other (1)	(128)	(53)	(448)	(361)
Non-GAAP Operating Earnings	$522	$476	$2,007	$1,694

(1)Includes interest expense and financing fees of $51 million, $56 million, $222 million and $229 million for the three months and year ended December 31, 2024, and 2023, respectively.

Select Balance Sheet Statistics

	December 31, 2024	December 31, 2023
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$123,411	$110,412
Separate Accounts assets	134,711	127,251
Total assets	295,866	276,814

LIABILITIES
Long-term debt	$3,833	$3,820
Future policy benefits and other policyholders' liabilities	17,613	17,363
Policyholders’ account balances	110,965	95,673
Total liabilities	292,298	271,656

EQUITY
Preferred stock	1,507	1,562
Accumulated other comprehensive income (loss)	(8,712)	(7,777)
Total equity attributable to Holdings	$1,585	$2,649
Total equity attributable to Holdings' common shareholders (ex. AOCI)	8,790	8,864

Assets Under Management (Unaudited)

	December 31, 2024	December 31, 2023
	(in billions)
Assets Under Management
AB AUM	$792.2	$725.2
Exclusion for General Account and other Affiliated Accounts (1)	(84.2)	(75.5)
Exclusion for Separate Accounts (1)	(47.3)	(44.0)
AB third party	$660.7	$605.7

Total company AUM
AB third party	$660.7	$605.7
General Account and other Affiliated Accounts (2) (4) (5)	123.4	110.4
Separate Accounts (3) (4) (5)	134.7	127.3
Total AUM	$918.8	$843.4

_______________
(1) Balances were revised from previously filed financial statement supplement
(2) “General Account and other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.
(3) As of December 31, 2024 and December 31, 2023, Separate Account is inclusive of $12.3 billion and $12.5 billion & General Account AUM is inclusive of $43 million and $49 million, respectively, Account Value ceded to Venerable.
(4) As of December 31, 2024 and December 31, 2023, Separate Account is inclusive of $6.9 billion and $6.4 billion & General Account AUM is inclusive of $3.2 billion and $3.6 billion, respectively, Account Value ceded to Global Atlantic.